                              AMENDED AND RESTATED
                      TRANSFER AGENCY AND SERVICE AGREEMENT
                                     between
                            FINANCIAL INVESTORS TRUST
                                       and
                        ALPS MUTUAL FUNDS SERVICES, INC.

                                TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----

Article 1.        Terms of Appointment; Duties                                             4

Article 2.        Fees and Expenses                                                        9

Article 3.        Representations and Warranties of ALPS                                   9

Article 4.        Representations and Warranties of the Trust                             10

Article 5.        Data Access and Proprietary Information                                 11

Article 6.        Indemnification                                                         13

Article 7.        Standard of Care                                                        16

Article 8.        Covenants of the Trust and ALPS                                         16

Article 9.        Termination of Agreement                                                18

Article 10.       Assignment                                                              18

Article 11.       Amendment                                                               19

Article 12.       Colorado Law to Apply                                                   19

Article 13.       Merger of Agreement                                                     19

Article 14.       Counterparts                                                            20

Article 15.       Limitation of Liability of the Trustees
                  and Shareholders                                                        20

Article 16.       Year 2000                                                               20

Article 17.       Notices                                                                 21

Article 18.       Waiver                                                                  21

Article 19.       Severability                                                            22

Article 20.       Survival                                                                22

Article 21.       Headings                                                                22

                      TRANSFER AGENCY AND SERVICE AGREEMENT


         AGREEMENT made as of the 14th day of December, 1999, by and between FINANCIAL INVESTORS TRUST, a Delaware business trust, having its principal office and place of business at 370 Seventeenth Street, Suite 3100, Denver, Colorado 80202 (the "Trust"), and ALPS MUTUAL FUNDS SERVICES, INC., a Colorado Corporation having its principal office and place of business at 370 Seventeenth Street, Suite 3100, Denver, Colorado 80202 ("ALPS" or the "Administrator");

         WHEREAS, the Trust and ALPS have entered into an Administration Agreement dated as of December 14, 1999 (the "Administration Agreement") pursuant to which ALPS is to provide various services,

         WHEREAS, the Trust in accordance with the Administration Agreement desires to appoint ALPS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ALPS desires to accept such appointment;

         WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Trust presently offers shares in separate series, as described in Appendix A to this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1. Terms of Appointment; Duties of ALPS

                  1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints ALPS to act as, and ALPS agrees to act as its transfer agent for the Trust's authorized and issued shares of beneficial interest in the Trust or any other fund of the Trust ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Trust, including without limitation any periodic investment plan or periodic withdrawal program.

                  1.02 ALPS agrees that it will perform the following services in accordance with the Trust's prospectus:

                           (a) In accordance with procedures established from
time to time by agreement between the Trust and ALPS, ALPS shall:

                           (i) Receive for acceptance, orders for the purchase of Shares, promptly deliver payment and appropriate documentation thereof to the Custodians of the Trust authorized pursuant to the Declaration of Trust of the Trust (who is referred to herein as the "Custodian"), and make proper remittance of any sales load received by it to the persons entitled to the same as instructed by the Trust's Administrator;

                           (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold Shares in the appropriate Shareholder account;

                           (iii) In the event any check or other order for the transfer of money is returned unpaid, take such steps as it may deem appropriate or the Trust may instruct to protect the Trust and ALPS from financial loss;

                           (iv) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the appropriate Custodian;

                           (v)      In respect to the transactions in items (i),
                                    (ii) and (iv) above, ALPS shall execute
                                    transactions directly with broker-dealers authorized by the Trust who shall thereby be deemed to be acting on behalf of the Trust; At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                           (vii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                           (viii) Prepare and transmit payments (or where appropriate credit a Shareholder account) for dividends and distributions declared by a Fund;

                           (ix) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by ALPS of indemnification satisfactory to ALPS and protecting ALPS and the Trust, and ALPS at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

                           (x) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-lO(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. ALPS shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

                           (b) In addition to and neither in lieu nor in
contravention of the services set forth in the above paragraph (a), ALPS shall:

                           (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Trust to monitor the total number of Shares sold in each State.

                           (c) In addition, the Trust's outside legal counsel
shall (i) identify to ALPS in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of ALPS for a Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by such Fund and the reporting of such transactions to the Fund as provided above.

                           (d) Procedures as to who shall provide certain of
these services in Article 1 may be established from time to time by agreement between the Trust and ALPS per the attached service responsibility schedule. ALPS may at times perform only a portion of these services and the Trust or its agent may perform these services on the Trust's behalf.

                           (e) ALPS shall provide additional services on behalf
of the Trust (i.e., escheatment services) which may be agreed upon in writing between the Trust and ALPS.

Article 2. Fees and Expenses

                  2.01 For the performance by ALPS pursuant to this Agreement, the Trust agrees to pay ALPS the fees in accordance with the terms of the Administration Agreement.

                  2.02 In addition to the fee paid under Section 2.01 above, the Trust agrees to reimburse ALPS for tabulating proxies. In addition, any other expenses incurred by ALPS at the request or with the consent of the Trust, will be reimbursed by the Fund.

                  2.03 The Trust agrees to pay all fees and reimbursable expenses within thirty days following the receipt of the respective billing notice. Postage for mailing of proxies to all Shareholder accounts shall be advanced to ALPS by the Trust at least seven (7) days prior to the mailing date of such materials.

Article 3. Representations and Warranties of ALPS

                  ALPS represents and warrants to the Trust that:

                  3.01 It is a company duly organized and existing and in good standing under the laws of the State of Colorado.

                  3.02 It is duly qualified to carry on its business in the State of Colorado.

                  3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

                  3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                  3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4. Representations and Warranties of the Trust

                  The Trust represents and warrants to ALPS that:

                  4.01 It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

                  4.02 It is empowered under applicable laws and by its Declaration of Trust and Code of Regulations to enter into and perform this Agreement.

                  4.03 All trust proceedings required by said Declaration of Trust and Code of Regulations have been taken to authorize it to enter into and perform this Agreement.

                  4.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

                  4.05 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

Article 5. Data Access and Proprietary Information

                  5.01 The Trust acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by ALPS as part of the Trust's ability to access certain related data ("Customer Data") maintained by ALPS on data bases under the control and ownership of ALPS ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to ALPS. It is understood that Customer Data, which includes data provided to ALPS by or on behalf of the Trust and records belonging to the Trust pursuant to Section 31 of the Investment Company Act of 1940 as amended (and the Rules thereunder), will not be deemed to be Data Access Services or Proprietary Information. The Trust agrees to treat all Proprietary Information as proprietary to ALPS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents:

                  (a) to access Customer Data solely from locations as may be designated in writing by and solely in accordance with ALPS' applicable user documentation;

                  (b) to refrain from copying or duplicating in any way the Proprietary Information;

                  (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with ALPS' instructions;

                  (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of ALPS;

                  (e) that the Trust shall have access only to those authorized transactions agreed upon by the parties;

                  (f) to honor all reasonable written requests made by ALPS to protect at ALPS' expense the rights of ALPS in Proprietary Information at common law, under federal copyright law and under other federal or state law.

                  Each party shall take reasonable efforts to advise its employees or independent service contractors of the obligations pursuant to this
Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

                  5.02 If the Trust notifies ALPS that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, ALPS shall endeavor in a timely manner to correct such failure. Organizations from which ALPS may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against ALPS arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof, provided that ALPS will comply with all reasonable requests for assistance from the Trust in resolving any claim or other discrepancy the Trust may have with such third party organizations. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS (PROVIDED THAT ALPS SHALL CONTINUE TO BE RESPONSIBLE FOR ANY DELAY IN OR OTHER FAILURE OF PERFORMANCE THAT ARISES AS A RESULT OF A MATTER REASONABLY WITHIN ALPS' CONTROL). ALPS EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                  5.03 If the transactions available to the Trust include the ability to originate a customer originated electronic financial instruction to ALPS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event ALPS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonable security procedures established by ALPS from time to time.


Article 6. Indemnification

                  6.01 ALPS shall not be responsible for, and the Trust shall indemnify and hold ALPS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                           (a) All actions taken or omitted to be taken by ALPS
or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                           (b) The Funds lack of good faith, negligence or
willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

                           (c) The good faith reliance on or use by ALPS or its
agents or subcontractors of written information, records and documents or services which (i) are received or relied upon by ALPS or its agents or subcontractors and furnished to it or performed by or on behalf of the Fund, and
(ii) have been prepared, maintained and/or performed by the Fund or any other authorized person or firm on behalf of the Fund.

                           (d) The reliance on, or the carrying out by ALPS or
its agents or subcontractors of any instructions or requests of the Fund.

                           (e) The offer or sale of Shares in violation of any
requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                  6.02 At any time ALPS may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by ALPS under this Agreement, and ALPS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel (provided such counsel is reasonably satisfactory to the Trust). ALPS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided ALPS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. ALPS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officer(s) of the Trust, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

                  6.03 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

                  6.04 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify ALPS, ALPS shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with ALPS in the defense of such claim or to defend against said claim in its own name or in the name of ALPS. ALPS shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify ALPS except with the Trust's prior written consent.

Article 7. Standard of Care

                  7.01 ALPS shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss Of damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

Article 8. Covenants of the Trust and ALPS

                  8.01 The Trust shall promptly furnish to ALPS the following:

                           (a) A certified copy of the resolution of the Board
of Trustees of the Trust authorizing the appointment of ALPS and the execution and delivery of this Agreement.

                           (b) A copy of the Declaration of Trust and Code of
Regulations of the Trust and all amendments thereto.

                           (c) Copies of each vote of the Board of Trustees of
the Trust designating authorized persons to give instructions to ALPS.

                  8.02 ALPS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

                  8.03 ALPS shall keep records relating to the services to be performed hereunder, in the form and manner, as it may deem advisable, as required by applicable laws, rules and regulations. To the extent required by
Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, ALPS agrees that all such records prepared or maintained by ALPS relating to the services to be performed by ALPS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request. Additionally, ALPS will make reasonably available to the Trust and its authorized representatives records maintained by ALPS pursuant to this Agreement for reasonable inspection, use and audit, and will take all reasonable action to assist the Trust's independent accountants in rendering their opinion.

                  8.04 ALPS and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law.

                  8.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, ALPS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. ALPS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9. Termination of Agreement

                  9.01 This Agreement may be terminated by either party upon ninety (90) days written notice to the other. Not withstanding anything to the contrary in this Agreement, ALPS may not terminate this Agreement prior to the later of: (i) the expiration of the initial or any renewal term of the Administration Agreement; or (ii) the effectiveness of any termination notice pursuant to the Administration Agreement. This Agreement may be terminated immediately by the Trust should ALPS cease to be qualified to act as the Trust's transfer agent pursuant to applicable law.

                  9.02 Should the Trust exercise its right to terminate, other than as a result of a default under this Agreement by ALPS, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, ALPS reserves the right to charge for any other reasonable expenses associated with such termination.

Article 10. Assignment

                  10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                  10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                  10.03 ALPS may, without further consent on the part of the Trust, subcontract for the performance hereof with (i) State Street Bank Trust, a duly registered transfer agent pursuant to Section 17A(c)(l) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(l)"); provided, however, that ALPS shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 11. Amendment

                  11.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

Article 12. Colorado Law to Apply

                  12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Colorado.

Article 13. Merger of Agreement

                  13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 14. Counterparts

                  14.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Article 15. Limitation of Liability of the Trustees and Shareholders

                  15.01 The names "Financial Investors Trust" and "Trustees of Financial Investors Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated Feb. 23, 1994, which may be further amended from time to time which is hereby referred to and a copy of which is on file at the office of the Secretary of the State of Delaware and the principal office of the Trust. The obligations of "Financial Investors Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

Article 16. Year 2000

                  16.01 ALPS is in the process of preparing its electronic data processing system and programs for the arrival of the Year 2000, and will inform the Trust of the status of such preparations upon reasonable request. ALPS will make every reasonable effort to ensure such systems and programs utilized by ALPS to provide services to the Trust under this Agreement will be able to process date-related data on and after January 1, 2000 accurately.

Article 17. Notices

                  17.01 All notices and other communications as required or permitted hereunder shall be in writing and delivered by certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                     (a)      If to the Trust, to:
                              Financial Investors Trust
                              370 17th Street, Suite 3100
                              Denver, CO  80202-5631

                              Attention:  Jeremy May

                     (b)      If to Alps, to:
                              ALPS Mutual Funds Services, Inc.
                              370 17th Street, Suite 3100
                              Denver, CO  80202-5631

                              Attention:  General Counsel

Article 18.  Waiver.

                  18.01 The waiver by either party of a breach of any of the covenants, provisions, or conditions herein contained shall not operate, or be construed, as a waiver of any subsequent breach.

Article 19.  Severability.

                  19.01 If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, or enforceability of the remaining provisions shall not in any way be affected or impaired.

Article 20.  Survival.

                  20.01 All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

Article 21.  Headings.

                  21.01 The titles and headings herein have been inserted for convenience only and are not to be considered when interpreting the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                                     FINANCIAL INVESTORS TRUST

                                                     BY:
                                                        -----------------------

ATTEST:

------------------------------

                                              ALPS MUTUAL FUNDS SERVICES, INC.

                                              BY:
                                                 ------------------------------


ATTEST:

------------------------------

                        ALPS MUTUAL FUNDS SERVICES, INC.
                           FUND SERVICE RESPONSIBILITY



Service Performed                                                                            Responsibility
-----------------                                                                         ---------------------
                                                                                          ALPS            Trust
                                                                                          ----            -----

1.       Receives orders for the purchase of Shares.                                      X

2.       Issue Shares and hold Shares in Shareholder's accounts.                          X

3.       Receive redemption requests.                                                     X

4.       Effect transactions 1-3 above directly with broker-dealers.                      X

5.       Pay over monies to redeeming Shareholders.                                       X

6.       Effect transfers of Shares.                                                      X

7.       Prepare and transmit dividends and distributions.                                X

8.       Issue replacement Certificates.                                                  X

9.       Reporting of abandoned property.                                                 X

10.      Maintain records of account.                                                     X

11.      Maintain and keep a current and accurate control book for each issue of
         securities.                                                                      X

12.      Mail proxies.                                                                    X

13.      Mail Shareholder reports.                                                        X

14.      Mail prospectuses to current Shareholders.                                       X

15.      Withhold taxes on U.S. resident and non-resident alien accounts.                 X

16.      Prepare and file U.S. Treasury Department forms.                                 X

17.      Prepare and mail account and confirmation statements for Shareholders.           X

18.      Provide Shareholder account information.                                         X

19.      Blue sky reporting.                                                              X


o Such services are more fully described in Article 1.02 (a), (b) and (c) of the Agreement.

                                              FINANCIAL INVESTORS TRUST

                                              BY:
                                                 ------------------------------

ATTEST:

------------------------------

                                              ALPS MUTUAL FUNDS SERVICES, INC.

                                              BY:
                                                 ------------------------------


ATTEST:

------------------------------

                                   APPENDIX A

Series Offered Under Financial Investors Trust:

         U.S. Treasury Money Market Fund
         U.S. Government Money Market Fund
         Prime Money Market Fund
         Aristata Equity Fund
         Aristata Quality Bond Fund
         Aristata Colorado Quality Tax Exempt Bond Fund
         United Association 500 Index Fund
         Interstate Fund


                                              FINANCIAL INVESTORS TRUST

                                              BY:
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ATTEST:

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                                              ALPS MUTUAL FUNDS SERVICES, INC.

                                              BY:
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ATTEST:

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